                                                                   EXHIBIT 17(d)

                                   Prospectus

                                        [LOGO] Merrill Lynch Investment Managers

                  Merrill Lynch Connecticut Municipal Bond Fund
               of Merrill Lynch Multi-State Municipal Series Trust

                                                        November 14, 2001

This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                                Table of Contents

                                                                                                    PAGE
      [ICON] KEY FACTS
             ---------
             -------------------------------------------------------------------------------------------

             Merrill Lynch Connecticut Municipal Bond Fund at a Glance                                 3
             ---------------------------------------------------------
             Risk/Return Bar Chart                                                                     5
             ---------------------
             Fees and Expenses                                                                         6
             -----------------


      [ICON] DETAILS ABOUT THE FUND
             ----------------------
             -------------------------------------------------------------------------------------------

             How the Fund Invests                                                                      8
             --------------------
             Investment Risks                                                                          9
             ----------------


      [ICON] YOUR ACCOUNT
             ------------
             -------------------------------------------------------------------------------------------

             Merrill Lynch Select Pricing(SM) System                                                  14
             ---------------------------------------
             How to Buy, Sell, Transfer and Exchange Shares                                           20
             ----------------------------------------------
             Participation in Fee-Based Programs                                                      24
             -----------------------------------


      [ICON] MANAGEMENT OF THE FUND
             ----------------------
             -------------------------------------------------------------------------------------------

             Fund Asset Management                                                                    27
             ---------------------
             Financial Highlights                                                                     28
             --------------------


      [ICON] FOR MORE INFORMATION
             --------------------
             -------------------------------------------------------------------------------------------

             Shareholder Reports                                                              Back Cover
             -------------------
             Statement of Additional Information                                              Back Cover
             -----------------------------------

                  MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

Key Facts   [ICON]

In an effort to help you better understand the many concepts involved in making an investment decision, we have defined highlighted terms in this prospectus in the sidebar.

Investment Grade -- any of the four highest debt obligation ratings by recognized rating agencies, including Moody's Investors Service, Inc., Standard & Poor's or Fitch, Inc.

Connecticut Municipal Bond -- a debt obligation issued by or on behalf of a governmental entity in Connecticut or other qualifying issuer that pays interest exempt from Connecticut personal income tax as well as from Federal income tax.

MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND AT A GLANCE
--------------------------------------------------------------------------------

What is the Fund's investment objective?

The investment objective of the Fund is to provide shareholders with income exempt from Federal income tax and Connecticut personal income tax.

What are the Fund's main investment strategies?

The Fund invests primarily in a portfolio of long term investment grade Connecticut municipal bonds. These may be obligations of a variety of issuers including governmental entities in Connecticut and issuers located in Puerto Rico, the U.S. Virgin Islands and Guam. The Fund will invest at least 80% of its net assets in Connecticut municipal bonds. The Fund may invest up to 20% of its assets in high yield bonds (also known as "junk" bonds); however, the Fund will not invest in bonds that are in default or that Fund management believes will be in default. The Fund also may invest in certain types of derivative securities. When choosing investments, Fund management considers various factors, including the credit quality of issuers, yield analysis, maturity analysis and the call features of the obligations. Under normal conditions, the Fund's weighted average maturity will be more than ten years. The Fund cannot guarantee that it will achieve its objective.

What are the main risks of investing in the Fund?

As with any fund, the value of the Fund's investments -- and therefore the value of Fund shares -- may fluctuate. These changes may occur in response to interest rate changes or other developments that may affect the municipal bond market generally or a particular issuer or obligation. Generally, when interest rates go up, the value of debt instruments like municipal bonds goes down. Also, Fund management may select securities that underperform the bond market or other funds with similar investment objectives and investment strategies. If the value of the Fund's investments goes down, you may lose money. Prices of longer term securities generally change more in response to interest rate changes than prices of shorter term securities.

The Fund is a non-diversified fund, which means that it may invest more of its assets in obligations of a single issuer than if it were a diversified fund. For this reason, developments affecting an individual issuer may have a greater impact on the Fund's performance. In addition, since the Fund invests at least 80% of its net assets in Connecticut municipal bonds, it is more exposed to negative political or economic factors in Connecticut than a fund that invests more widely. Derivatives and high yield bonds may be volatile and subject to liquidity, leverage and credit risks.

                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 3

[ICON] Key Facts

Who should invest?

The Fund may be an appropriate investment for you if you:

     . Are looking for income that is exempt from Federal income tax and Connecticut personal income tax

     . Want a professionally managed portfolio without the administrative burdens of direct investments in municipal bonds

     .    Are looking for liquidity

     . Can tolerate the risk of loss caused by negative political or economic developments in Connecticut, changes in interest rates or adverse changes in the price of bonds in general

4                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

RISK/RETURN BAR CHART

1995           16.67%
1996            3.17%
1997            8.13%
1998            6.08%
1999           -4.94%
2000           10.66%

The bar chart and table shown below provide an indication of the risks of investing in the Fund. The bar chart shows changes in the Fund's performance for Class B shares for each complete calendar year since the Fund's inception. Sales charges are not reflected in the bar chart. If these amounts were reflected, returns would be less than those shown. The table compares the average annual total returns for each class of the Fund's shares for the periods shown with those of the Lehman Brothers Municipal Bond Index. How the Fund performed in the past is not necessarily an indication of how the Fund will perform in the future.

During the period shown in the bar chart, the highest return for a quarter was 6.90% (quarter ended March 31, 1995) and the lowest return for a quarter was -2.01% (quarter ended June 30, 1999). The Fund's year-to-date return as of September 30, 2001 was 4.35%.


Average Annual Total Returns                                     Past           Past           Since
(as of December 31, 2000)                                      One Year      Five Years      Inception
--------------------------------------------------------------------------------------------------------
Merrill Lynch Connecticut Municipal Bond Fund*         A         6.77%          4.15%          5.60%+
Lehman Brothers Municipal Bond Index**                          11.68%          5.84%          6.96%++
--------------------------------------------------------------------------------------------------------
Merrill Lynch Connecticut Municipal Bond Fund*         B         6.66%          4.48%          5.73%+
Lehman Brothers Municipal Bond Index**                          11.68%          5.84%          6.96%++
--------------------------------------------------------------------------------------------------------
Merrill Lynch Connecticut Municipal Bond Fund*         C         9.66%          4.37%          5.96%#
Lehman Brothers Municipal Bond Index**                          11.68%          5.84%          7.54%##
--------------------------------------------------------------------------------------------------------
Merrill Lynch Connecticut Municipal Bond Fund*         D         6.66%          4.05%          5.78%#
Lehman Brothers Municipal Bond Index**                          11.68%          5.84%          7.54%##
--------------------------------------------------------------------------------------------------------

   *    Includes all applicable fees and sales charges.
  ** This unmanaged Index consists of long-term revenue bonds, prerefunded bonds, general obligation bonds and insured bonds. Past performance is not predictive of future performance.
   +    Inception date is July 1, 1994.
  ++    Since June 30, 1994.
   #    Inception date is October 21, 1994.
  ##    Since October 31, 1994.

                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 5

[ICON]  Key Facts

UNDERSTANDING EXPENSES

Fund investors pay various fees and expenses, either directly or indirectly. Listed below are some of the main types of expenses, which the Fund may charge:

Expenses paid directly by the shareholder:

Shareholder Fees -- these include sales charges which you may pay when you buy or sell shares of the Fund.

Expenses paid indirectly by the shareholder:

Annual Fund Operating Expenses -- expenses that cover the costs of operating the Fund.

Management Fee -- a fee paid to the Manager for managing the Fund.

Distribution Fees -- fees used to support the Fund's marketing and distribution efforts, such as compensating financial advisors, advertising and promotion.

Service (Account Maintenance) Fees -- fees used to compensate securities dealers and other financial intermediaries for account maintenance activities.

FEES AND EXPENSES
--------------------------------------------------------------------------------

The Fund offers four different classes of shares. Although your money will be invested the same way no matter which class of shares you buy, there are differences among the fees and expenses associated with each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your Merrill Lynch Financial Advisor can help you with this decision.

This table shows the different fees and expenses that you may pay if you buy and hold the different classes of shares of the Fund. Future expenses may be greater or less than those indicated below.

Shareholder Fees (fees paid directly from
your investment)(a):                                    Class A      Class B(b)     Class C      Class D
-----------------------------------------------------------------------------------------------------------
  Maximum Sales Charge (Load) imposed on
  purchases (as a percentage of offering price)         4.00%(c)        None         None        4.00%(c)
-----------------------------------------------------------------------------------------------------------
  Maximum Deferred Sales Charge (Load) (as
  a percentage of original purchase price or
  redemption proceeds, whichever is lower)               None(d)        4.0%(c)      1.0%(c)      None(d)
-----------------------------------------------------------------------------------------------------------
  Maximum Sales Charge (Load) imposed on
  Dividend Reinvestments                                 None           None         None         None
-----------------------------------------------------------------------------------------------------------
  Redemption Fee                                         None           None         None         None
-----------------------------------------------------------------------------------------------------------
  Exchange Fee                                           None           None         None         None
-----------------------------------------------------------------------------------------------------------
 Annual Fund Operating Expenses (expenses that
 are deducted from Fund assets):
-----------------------------------------------------------------------------------------------------------
  Management Fee(e)                                     0.55%          0.55%        0.55%        0.55%

  Distribution and/or Service (12b-1) Fees(f)            None          0.50%        0.60%        0.10%
-----------------------------------------------------------------------------------------------------------
  Other Expenses (including transfer agency
  fees)(g)                                              0.42%          0.43%        0.42%        0.42%
-----------------------------------------------------------------------------------------------------------
 Total Annual Fund Operating Expenses                   0.97%          1.48%        1.57%        1.07%
-----------------------------------------------------------------------------------------------------------


(a) In addition, Merrill Lynch may charge clients a processing fee (currently $5.35) when a client buys or redeems shares. See "Your Account -- How to Buy, Sell, Transfer and Exchange Shares."

(b) Class B shares automatically convert to Class D shares approximately ten years after you buy them and will no longer be subject to distribution fees and will pay lower account maintenance fees.

(c)  Some investors may qualify for reductions in the sales charge (load).

(d) You may pay a deferred sales charge if you purchase $1 million or more and you redeem within one year.

(e) The Fund pays the Manager a fee at the annual rate of 0.55% of the average daily net assets of the Fund for the first $500 million; 0.525% of average daily net assets from $500 million to $1 billion; and 0.50% of average daily net assets above $1 billion. For the fiscal year ended July 31, 2001, the Manager received a fee equal to 0.55% of the Fund's average daily net assets, but the Manager voluntarily waived $55,743 of the management fee due. Total Annual Fund Operating Expenses in the fee table have been restated to assume the absence of the waiver because it may be discontinued or reduced by the Manager at any time without notice. For the fiscal year ended July 31, 2001, the Manager waived management fees totaling 0.10% for Class A shares, 0.10% for Class B shares, 0.10% for Class C shares and 0.10% for Class D shares, after which the Fund's Total Annual Fund Operating Expenses would be 0.87% for Class A shares, 1.38% for Class B shares, 1.47% for Class C shares and 0.97% for Class D shares.

(f) The Fund calls the "Service Fee" an "Account Maintenance Fee." Account Maintenance Fee is the term used elsewhere in this Prospectus and in all other Fund materials. If you hold Class B or Class C shares over time, it may cost you more in distribution (12b-1) fees than the maximum sales charge that you would have paid if you had bought one of the other classes.

(g) Financial Data Services, Inc., an affiliate of the Manager, provides transfer agency services to the Fund. The Fund pays a fee for these services. The Manager or its affiliates also provide certain accounting services to the Fund and the Fund reimburses the Manager or its affiliates for such services.

6                  MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

Examples:

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

These examples assume that you invest $10,000 in the Fund for the time periods indicated, that your investment has a 5% return each year, that you pay the sales charges, if any, that apply to the particular class and that the Fund's operating expenses remain the same. This assumption is not meant to indicate you will receive a 5% annual rate of return. Your annual return may be more or less than the 5% used in this example. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

EXPENSES IF YOU DID REDEEM YOUR SHARES:
                ---

                               1 Year      3 Years      5 Years      10 Years
--------------------------------------------------------------------------------
  Class A                       $495        $697         $915         $1,542
--------------------------------------------------------------------------------
  Class B                       $551        $668         $808         $1,768
--------------------------------------------------------------------------------
  Class C                       $260        $496         $855         $1,867
--------------------------------------------------------------------------------
  Class D                       $505        $727         $967         $1,653
--------------------------------------------------------------------------------

EXPENSES IF YOU DID NOT REDEEM YOUR SHARES:
                -------

                               1 Year      3 Years      5 Years      10 Years
--------------------------------------------------------------------------------
Class A                         $495        $697         $915         $1,542
--------------------------------------------------------------------------------
Class B                         $151        $468         $808         $1,768
--------------------------------------------------------------------------------
Class C                         $160        $496         $855         $1,867
--------------------------------------------------------------------------------
Class D                         $505        $727         $967         $1,653
--------------------------------------------------------------------------------

These examples do not reflect the effects of the voluntary fee waivers currently in effect for the Fund.

                MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                  7

Details About the Fund   [ICON]

ABOUT THE PORTFOLIO MANAGER

William R. Bock is the Vice President and portfolio manager of the Fund and has been a Vice President and a portfolio manager of Merrill Lynch Investment Managers since 1989.

ABOUT THE MANAGER

The Fund is managed by Fund Asset Management.

HOW THE FUND INVESTS
--------------------------------------------------------------------------------

The Fund's main objective is to seek income that is exempt from Federal income tax and Connecticut personal income tax. The Fund invests primarily in long term, investment grade Connecticut municipal bonds. These may be obligations of a variety of issuers including governmental entities or other qualifying issuers in Connecticut or issuers located in other qualifying jurisdictions, such as Puerto Rico, the U.S. Virgin Islands and Guam.

The Fund may invest in either fixed rate or variable rate obligations. At least 80% of the Fund's assets will be invested in investment grade securities.

The Fund may invest up to 20% of its assets in high yield ("junk") bonds. These bonds are generally more speculative and involve greater price fluctuations than investment grade securities. The Fund will invest at least 80% of its net assets in Connecticut municipal bonds. Under normal conditions, the Fund's weighted average maturity will be more than ten years. For temporary periods, however, the Fund may invest up to 35% of its assets in short term tax exempt or taxable money market obligations, although the Fund will not generally invest more than 20% of its net assets in taxable money market obligations. As a temporary measure for defensive purposes, the Fund may invest without limitation in short term tax-exempt or taxable money market obligations. These short term investments may limit the potential for the Fund to achieve its objective.

The Fund may use derivatives including futures, options, indexed securities, inverse securities and swap agreements. Derivatives are financial instruments whose value is derived from another security or an index such as the Lehman Brothers Municipal Bond Index.

The Fund's investments may include private activity bonds that may subject certain shareholders to a Federal alternative minimum tax.

Connecticut's economy is influenced by numerous factors, including developments in manufacturing industries, such as transportation equipment, non-electrical machinery, fabricated metal products and electrical equipment, and other activities that may be adversely affected by cyclical change. Personal incomes have remained among the highest in the nation despite severe poverty in some of Connecticut's largest cities. Fund management believes that current economic conditions in Connecticut will enable the Fund to continue to invest in high quality Connecticut municipal bonds.

8                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

Fund management considers a variety of factors when choosing investments, such as:

     . Credit Quality Of Issuers -- based on bond ratings and other factors including economic and financial conditions.

     . Yield Analysis -- takes into account factors such as the different yields available on different types of obligations and the shape of the yield curve (longer term obligations typically have higher yields).

     . Maturity Analysis -- the weighted average maturity of the portfolio will be maintained within a desirable range as determined from time to time. Factors considered include portfolio activity, maturity of the supply of available bonds and the shape of the yield curve.

In addition, Fund management considers the availability of features that protect against an early call of a bond by the issuer.

INVESTMENT RISKS
--------------------------------------------------------------------------------

This section contains a summary discussion of the general risks of investing in the Fund. As with any mutual fund, there can be no guarantee that the Fund will meet its goals or that the Fund's performance will be positive for any period of time.

Bond Market And Selection Risk -- Bond market risk is the risk that the bond market will go down in value, including the possibility that the market will go down sharply and unpredictably. Selection risk is the risk that the securities that Fund management selects will underperform the market or other funds with similar investment objectives and investment strategies.

Credit Risk -- Credit risk is the risk that the issuer will be unable to pay the interest or principal when due. The degree of credit risk depends on both the financial condition of the issuer and the terms of the obligation.

Interest Rate Risk -- Interest rate risk is the risk that prices of municipal bonds generally increase when interest rates decline and decrease when interest rates increase. Prices of longer term securities generally change more in response to interest rate changes than prices of shorter term securities.

                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 9

[ICON]  Details About the Fund

State Specific Risk -- The Fund will invest primarily in Connecticut municipal bonds. As a result, the Fund is more exposed to risks affecting issuers of Connecticut municipal bonds than is a municipal bond fund that invests more widely. Moody's, Standard & Poor's and Fitch currently rate Connecticut's general obligation bonds Aa2, AA and AA, respectively.

Call And Redemption Risk -- A bond's issuer may call a bond for redemption before it matures. If this happens to a bond the Fund holds, the Fund may lose income and may have to invest the proceeds in bonds with lower yields.

Borrowing And Leverage -- The Fund may borrow for temporary emergency purposes including to meet redemptions. Borrowing may exaggerate changes in the net asset value of Fund shares and in the yield on the Fund's portfolio. Borrowing will cost the Fund interest expense and other fees. The costs of borrowing may reduce the Fund's return. Certain securities that the Fund buys may create leverage including, for example, when issued securities, forward commitments and options.

Risks associated with certain types of obligations in which the Fund may invest include:

General Obligation Bonds -- The faith, credit and taxing power of the issuer of a general obligation bond secures payment of interest and repayment of principal. Timely payments depend on the issuer's credit quality, ability to raise tax revenues and ability to maintain an adequate tax base.

Revenue Bonds -- Payments of interest and principal on revenue bonds are made only from the revenues generated by a particular facility, class of facilities or the proceeds of a special tax or other revenue source. These payments depend on the money earned by the particular facility or class of facilities. Industrial development bonds are one type of revenue bond.

Industrial Development Bonds -- Municipalities and other public authorities issue industrial development bonds to finance development of industrial facilities for use by a private enterprise. The private enterprise pays the principal and interest on the bond, and the issuer does not pledge its faith, credit and taxing power for repayment. If the private enterprise defaults on its payments, the Fund may not receive any income or get its money back from the investment.

10                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

Moral Obligation Bonds -- Moral obligation bonds are generally issued by special purpose public authorities of a state or municipality. If the issuer is unable to meet its obligations, repayment of these bonds becomes a moral commitment, but not a legal obligation, of the state or municipality.

Municipal Notes -- Municipal notes are shorter term municipal debt obligations. They may provide interim financing in anticipation of tax collection, bond sales or revenue receipts. If there is a shortfall in the anticipated proceeds, the notes may not be fully repaid and the Fund may lose money.

Municipal Lease Obligations -- In a municipal lease obligation, the issuer agrees to make payments when due on the lease obligation. The issuer will generally appropriate municipal funds for that purpose, but is not obligated to do so. Although the issuer does not pledge its unlimited taxing power for payment of the lease obligation, the lease obligation is secured by the leased property. However, it may be difficult to sell the property and the proceeds of a sale may not cover the Fund's loss.

Insured Municipal Bonds -- Bonds purchased by the Fund may be covered by insurance that guarantees timely interest payments and repayment of principal on maturity. If a bond's insurer fails to fulfill its obligations or loses its credit rating, the value of the bond could drop. Insured bonds are subject to market risk.

Junk Bonds -- Junk bonds are debt securities that are rated below investment grade by the major rating agencies or are unrated securities that Fund management believes are of comparable quality. The Fund does not intend to purchase debt securities that are in default or that Fund management believes will be in default. Although junk bonds generally pay higher rates of interest than investment grade bonds, they are high risk investments that may cause income and principal losses for the Fund. Junk bonds generally are less liquid and experience more price volatility than higher rated debt securities. The issuers of junk bonds may have a larger amount of outstanding debt relative to their assets than issuers of investment grade bonds. In the event of an issuer's bankruptcy, claims of other creditors may have priority over the claims of junk bond holders, leaving few or no assets available to repay junk bond holders. Junk bonds may be subject to greater call and redemption risk than higher rated debt securities.

                MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 11

[ICON]  Details About the Fund

When Issued Securities, Delayed Delivery Securities And Forward Commitments -- When issued and delayed delivery securities and forward commitments involve the risk that the security the Fund buys will lose value prior to its delivery to the Fund. There also is the risk that the security will not be issued or that the other party will not meet its obligation, in which case the Fund loses the investment opportunity of the assets it has set aside to pay for the security and any gain in the security's price.

Variable Rate Demand Obligations -- Variable rate demand obligations (VRDOs) are floating rate securities that combine an interest in a long term municipal bond with a right to demand payment before maturity from a bank or other financial institution. If the bank or financial institution is unable to pay, the Fund may lose money.

Illiquid Securities -- The Fund may invest up to 15% of its assets in illiquid securities that it cannot easily sell within seven days at the current value or that have contractual or legal restrictions on resale. If the Fund buys illiquid securities it may be unable to quickly sell them or may be able to sell them only at a price below current value.

Derivatives -- The Fund may use derivative instruments including indexed and inverse securities, options on portfolio positions, options on securities or other financial indices, financial futures and options on such futures and swap agreements. Derivatives allow the Fund to increase or decrease its risk exposure more quickly and efficiently than other types of instruments.

Derivatives are volatile and involve significant risks, including:

     Credit Risk -- the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Fund.

     Leverage Risk -- the risk associated with certain types of investments or trading strategies that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

     Liquidity Risk -- the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is worth.

12                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

The Fund may use derivatives for hedging purposes including anticipatory hedges. Hedging is a strategy in which the Fund uses a derivative to offset the risks associated with other Fund holdings. While hedging can reduce losses, it can also reduce or eliminate gains or cause losses if the market moves in a different manner than anticipated by the Fund or if the cost of the derivative outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the derivative will not match those of the holdings being hedged as expected by the Fund, in which case losses on the holdings being hedged may not be reduced. There can be no assurance that the Fund's hedging strategy will reduce risk or that hedging transactions will be either available or cost effective. The Fund is not required to use hedging and may choose not to do so.

Indexed And Inverse Floating Rate Securities -- The Fund may invest in securities whose potential returns are directly related to changes in an underlying index or interest rate, known as indexed securities. The return on indexed securities will rise when the underlying index or interest rate rises and fall when the index or interest rate falls. The Fund may also invest in securities whose return is inversely related to changes in an interest rate (inverse floaters). In general, income on inverse floaters will decrease when short term interest rates increase and increase when short term interest rates decrease. Investments in inverse floaters may subject the Fund to the risks of reduced or eliminated interest payments and losses of principal. In addition, certain indexed securities and inverse floaters may increase or decrease in value at a greater rate than the underlying interest rate, which effectively leverages the Fund's investment. As a result, the market value of such securities will generally be more volatile than that of fixed rate, tax exempt securities. Indexed securities and inverse floaters are derivative securities and can be considered speculative.

STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

If you would like further information about the Fund, including how it invests, please see the Statement of Additional Information.

                MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 13

Your Account   [ICON]

MERRILL LYNCH SELECT PRICING(SM) SYSTEM
--------------------------------------------------------------------------------

The Fund offers four share classes, each with its own sales charge and expense structure, allowing you to invest in the way that best suits your needs. Each share class represents an ownership interest in the same investment portfolio. When you choose your class of shares you should consider the size of your investment and how long you plan to hold your shares. Your Merrill Lynch Financial Advisor can help you determine which share class is best suited to your personal financial goals.

For example, if you select Class A or Class D shares, you generally pay a sales charge at the time of purchase. If you buy Class D shares, you also pay an ongoing account maintenance fee of 0.10%. You may be eligible for a sales charge reduction or waiver.

Certain financial intermediaries may charge additional fees in connection with transactions in Fund shares. The Manager, the Distributor or their affiliates may make payments out of their own resources to selected securities dealers and other financial intermediaries for providing services intended to result in the sale of Fund shares or for shareholder servicing activities.

If you select Class B or Class C shares, you will invest the full amount of your purchase price, but you will be subject to a distribution fee of 0.25% on Class B shares or 0.35% on Class C shares and an account maintenance fee of 0.25% on both classes. Because these fees are paid out of the Fund's assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. In addition, you may be subject to a deferred sales charge when you sell Class B or Class C shares.

The Fund's shares are distributed by FAM Distributors, Inc., an affiliate of Merrill Lynch. The Fund is a series of the Merrill Lynch Multi-State Municipal Series Trust.

14                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

The table below summarizes key features of the Merrill Lynch Select Pricing(SM) System.

                      Class A                 Class B                 Class C                 Class D
-----------------------------------------------------------------------------------------------------------------------
  Availability        Limited to certain      Generally available     Generally available     Generally available
                      investors including:    through Merrill         through Merrill         through Merrill
                      . Current Class A       Lynch. Limited          Lynch. Limited          Lynch. Limited
                        shareholders          availability through    availability through    availability through
                      . Participants in       selected securities     selected securities     selected securities
                        certain Merrill       dealers and other       dealers and other       dealers and other
                        Lynch-sponsored       financial               financial               financial
                        programs              intermediaries          intermediaries          intermediaries.
                      . Certain affiliates
                        of Merrill Lynch,
                        selected securities
                        dealers and other
                        financial
                        intermediaries.
-----------------------------------------------------------------------------------------------------------------------
  Initial Sales       Yes. Payable at time    No. Entire purchase     No. Entire purchase     Yes. Payable at time
  Charge?             of purchase. Lower      price is invested in    price is invested in    of purchase. Lower
                      sales charges           shares of the Fund.     shares of the Fund.     sales charges
                      available for larger                                                    available for larger
                      investments.                                                            investments.
-----------------------------------------------------------------------------------------------------------------------
  Deferred            No. (May be charged     Yes. Payable if you     Yes. Payable if you     No. (May be charged
  Sales               for purchases over      redeem within four      redeem within one       for purchases over
  Charge?             $1 million that are     years of purchase.      year of purchase.       $1 million that are
                      redeemed within one                                                     redeemed within one
                      year.)                                                                  year.)
-----------------------------------------------------------------------------------------------------------------------
  Account             No.                     0.25% Account           0.25% Account           0.10% Account
  Maintenance                                 Maintenance Fee.        Maintenance Fee.        Maintenance Fee.
  and Distribution                            0.25% Distribution      0.35% Distribution      No Distribution Fee.
  Fees?                                       Fee.                    Fee.
-----------------------------------------------------------------------------------------------------------------------
  Conversion          No.                     Yes, automatically      No.                     N/A
  to  Class D                                 after approximately
  shares?                                     ten years.
-----------------------------------------------------------------------------------------------------------------------

                MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 15

[ICON]  Your Account

Right of Accumulation -- permits you to pay the sales charge that would apply to the cost or value (whichever is higher) of all shares you own in the Merrill Lynch mutual funds that offer Select Pricing(SM) options.

Letter of Intent -- permits you to pay the sales charge that would be applicable if you add up all shares of Merrill Lynch Select Pricing(SM) System funds that you agree to buy within a 13 month period. Certain restrictions apply.

Class A and Class D Shares-- Initial Sales Charge Options

If you select Class A or Class D shares, you will pay a sales charge at the time of purchase as shown in the following table.

                                                                               Dealer
                                                                            Compensation
                                 As a % of               As a % of            as a % of
  Your Investment             Offering Price          Your Investment*     Offering Price
---------------------------------------------------------------------------------------------
  Less than $25,000                4.00%                   4.17%                3.75%
---------------------------------------------------------------------------------------------
  $25,000 but less
  than $50,000                     3.75%                   3.90%                3.50%
---------------------------------------------------------------------------------------------
  $50,000 but less
  than $100,000                    3.25%                   3.36%                3.00%
---------------------------------------------------------------------------------------------
  $100,000 but less than
  $250,000                         2.50%                   2.56%                2.25%
---------------------------------------------------------------------------------------------
  $250,000 but less
  than $1,000,000                  1.50%                   1.52%                1.25%
---------------------------------------------------------------------------------------------
  $1,000,000 and over**            0.00%                   0.00%                0.00%
---------------------------------------------------------------------------------------------

   *    Rounded to the nearest one-hundredth percent.

  ** If you invest $1,000,000 or more in Class A or Class D shares, you may not pay an initial sales charge. In that case, the Manager compensates the selling dealer or other financial intermediary from its own funds. However, if you redeem your shares within one year after purchase, you may be charged a deferred sales charge. This charge is 1.00% of the lesser of the original cost of the shares being redeemed or your redemption proceeds.

No initial sales charge applies to Class A or Class D shares that you buy through reinvestment of dividends.

A reduced or waived sales charge on a purchase of Class A or Class D shares may apply for:

     .    Purchases under a Right of Accumulation or Letter of Intent

     .    TMA(SM) Managed Trusts

     .    Certain Merrill Lynch investment or central asset accounts

     . Purchases using proceeds from the sale of certain Merrill Lynch closed-end funds under certain circumstances

     . Certain investors, including directors or trustees of Merrill Lynch mutual funds and Merrill Lynch employees

16                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

     . Certain fee-based programs of Merrill Lynch and other financial intermediaries that have agreements with the Distributor or its affiliates

Only certain investors are eligible to buy Class A shares. Your Merrill Lynch Financial Advisor can help you determine whether you are eligible to buy Class A shares or to participate in any of these programs.

If you decide to buy shares under the initial sales charge alternative and you are eligible to buy both Class A and Class D shares, you should buy Class A since Class D shares are subject to a 0.10% account maintenance fee, while Class A shares are not.

If you redeem Class A or Class D shares and within 30 days buy new shares of the same class, you will not pay a sales charge on the new purchase amount. The amount eligible for this "Reinstatement Privilege" may not exceed the amount of your redemption proceeds. To exercise the privilege, contact your Merrill Lynch Financial Advisor, selected securities dealer, other financial intermediary or the Fund's Transfer Agent at 1-800-MER-FUND.

Class B and Class C Shares -- Deferred Sales Charge Options

If you select Class B or Class C shares, you do not pay an initial sales charge at the time of purchase. However, if you redeem your Class B shares within four years after purchase, or your Class C shares within one year after purchase, you may be required to pay a deferred sales charge. You will also pay distribution fees of 0.25% for Class B shares and 0.35% for Class C shares and account maintenance fees of 0.25% for Class B and Class C shares each year under distribution plans that the Fund has adopted under Rule 12b-1. Because these fees are paid out of the Fund's assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. The Distributor uses the money that it receives from the deferred sales charges and the distribution fees to cover the costs of marketing, advertising and compensating the Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary who assists you in purchasing Fund shares.

                MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 17

[ICON]  Your Account

Class B Shares

If you redeem Class B shares within four years after purchase, you may be charged a deferred sales charge. The amount of the charge gradually decreases as you hold your shares over time, according to the following schedule:


             Years Since Purchase                 Sales Charge*
             ------------------------------------------------------
               0 - 1                                  4.00%
             ------------------------------------------------------
               1 - 2                                  3.00%
             ------------------------------------------------------
               2 - 3                                  2.00%
             ------------------------------------------------------
               3 - 4                                  1.00%
             ------------------------------------------------------
               4 and thereafter                       0.00%
             ------------------------------------------------------

* The percentage charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. Shares acquired through reinvestment of dividends are not subject to a deferred sales charge. Not all Merrill Lynch funds have identical deferred sales charge schedules. If you exchange your shares for shares of another fund, the higher charge will apply.

The deferred sales charge relating to Class B shares may be reduced or waived in certain circumstances, such as:

     . Redemption in connection with participation in certain fee-based programs of Merrill Lynch or other financial intermediaries that have agreements with the Distributor or its affiliates or in connection with involuntary termination of an account in which Fund shares are held

     . Withdrawals resulting from shareholder death or disability as long as the waiver request is made within one year of death or disability or, if later, reasonably promptly following completion of probate

     . Withdrawal through the Merrill Lynch Systematic Withdrawal Plan of up to 10% per year of your Class B account value at the time the plan is established

Your Class B shares convert automatically into Class D shares approximately ten years after purchase. Any Class B shares received through reinvestment of dividends paid on converting shares will also convert at that time. Class D shares are subject to lower annual expenses than Class B shares. The conversion of Class B to Class D shares is not a taxable event for Federal income tax purposes.

18                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

Different conversion schedules apply to Class B shares of different Merrill Lynch mutual funds. For example, Class B shares of a fixed-income fund typically convert approximately ten years after purchase compared to approximately eight years for equity funds. If you acquire your Class B shares in an exchange from another fund with a shorter conversion schedule, the Fund's ten year conversion schedule will apply. If you exchange your Class B shares in the Fund for Class B shares of a fund with a longer conversion schedule, the other fund's conversion schedule will apply. The length of time that you hold both the original and exchanged Class B shares in both funds will count toward the conversion schedule. The conversion schedule may be modified in certain other cases as well.

Class C Shares

If you redeem Class C shares within one year after purchase, you may be charged a deferred sales charge of 1.00%. The charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. You will not be charged a deferred sales charge when you redeem shares that you acquire through reinvestment of Fund dividends. The deferred sales charge relating to Class C shares may be reduced or waived in connection with involuntary termination of an account in which Fund shares are held and withdrawals through the Merrill Lynch Systematic Withdrawal Plan. Class C shares do not offer a conversion privilege.

                MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 19

[ICON]  Your Account

HOW TO BUY, SELL, TRANSFER AND EXCHANGE SHARES
--------------------------------------------------------------------------------

The chart on the following pages summarizes how to buy, sell, transfer and exchange shares through Merrill Lynch, a selected securities dealer, broker, investment adviser, service provider or other financial intermediary. You may also buy shares through the Transfer Agent. To learn more about buying, selling, transferring or exchanging shares through the Transfer Agent, call 1-800-MER-FUND. Because the selection of a mutual fund involves many considerations, your Merrill Lynch Financial Advisor may help you with this decision.

Because of the high costs of maintaining smaller shareholder accounts, the Fund may redeem the shares in your account (without charging any deferred sales charge) if the net asset value of your account falls below $500 due to redemptions you have made. You will be notified that the value of your account is less than $500 before the Fund makes an involuntary redemption. You will then have 60 days to make an additional investment to bring the value of your account to at least $500 before the Fund takes any action. This involuntary redemption does not apply to retirement plans or Uniform Gifts or Transfers to Minors Act accounts.

20                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

If You Want to         Your Choices                        Information Important for You to Know
---------------------------------------------------------------------------------------------------------------
Buy Shares             First, select the share class       Refer to the Merrill Lynch Select Pricing(SM) table
                       appropriate for you                 on page 15. Be sure to read this Prospectus
                                                           carefully.
                     ------------------------------------------------------------------------------------------

                       Next, determine the amount of       The minimum initial investment for the Fund is
                       your investment                     $1,000 for all accounts except that certain
                                                           Merrill Lynch fee-based programs have a $250 initial
                                                           minimum investment.

                                                           (The minimums for initial investments may be waived
                                                           under certain circumstances.)
                     ------------------------------------------------------------------------------------------

                       Have your Merrill Lynch             The price of your shares is based on the next
                       Financial Advisor selected          calculation of net asset value after your order is
                       securities dealer or other          placed. Any purchase orders placed prior to the
                       financial intermediary submit       close of business on the New York Stock Exchange
                       your purchase order                 (generally 4:00 p.m. Eastern time) will be priced at
                                                           the net asset value determined that day. Certain
                                                           financial intermediaries, however, may require
                                                           submission of orders prior to that time.

                                                           Purchase orders placed after that time will be
                                                           priced at the net asset value determined on the next
                                                           business day. The Fund may reject any order to buy
                                                           shares and may suspend the sale of shares at any
                                                           time. Selected securities dealers or financial
                                                           intermediaries, including Merrill Lynch, may charge
                                                           a processing fee to confirm a purchase. Merrill Lynch
                                                           currently charges a fee of $5.35.
                     --------------------------------------------------------------------------------------------
                       Or contact the Transfer Agent       To purchase shares directly, call the Transfer Agent
                                                           at 1-800-MER-FUND and request a purchase application.
                                                           Mail the completed purchase application to the
                                                           Transfer Agent at the address on the inside back cover
                                                           of this Prospectus.
-----------------------------------------------------------------------------------------------------------------
Add to Your            Purchase additional shares          The minimum investment for additional purchases is
Investment                                                 generally $50 except that certain programs, such
                                                           as automatic investment plans, may have higher
                                                           minimums.

                                                           (The minimums for additional purchases may be waived
                                                           under certain circumstances.)
                     --------------------------------------------------------------------------------------------
                       Acquire additional shares           All dividends are automatically reinvested without
                       through the automatic               a sales charge.
                       dividend reinvestment plan
                     --------------------------------------------------------------------------------------------
                       Participate in the automatic        You may invest a specific amount on a periodic
                       investment plan                     basis through certain Merrill Lynch investment or
                                                           central asset accounts.
-----------------------------------------------------------------------------------------------------------------
Transfer Shares to     Transfer to a participating         You may transfer your Fund shares only to
Another Securities     securities dealer or other          another securities dealer that has entered into an
Dealer or Other        financial intermediary              agreement with the Distributor. Certain
Financial                                                  shareholder services may not be available for the
Intermediary                                               transferred shares. You may only purchase
                                                           additional shares of funds previously owned before
                                                           the transfer. All future trading of these assets
                                                           must be coordinated by the receiving firm.
                     --------------------------------------------------------------------------------------------
                       Transfer to a non-participating     You must either:
                       securities dealer or other              . Transfer your shares to an account with the
                       financial intermediary                    TransferAgent; or
                                                               . Sell your shares, paying any applicable
                                                                 deferred sales charge.
-----------------------------------------------------------------------------------------------------------------

                MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 21

[ICON]  Your Account

If You Want to          Your Choices               Information Important for You to Know
--------------------------------------------------------------------------------------------------------------
Sell Your Shares        Have your Merrill          The price of your shares is based on the next calculation
                        Lynch Financial            of net asset value after your order is placed. For your
                        Advisor, selected          redemption request to be priced at the net asset value on
                        securities dealer or       the day of your request, you must submit your request to
                        other financial            your dealer or other financial intermediary prior to that
                        intermediary submit        day's close of business on the New York Stock Exchange
                        your sales order           (generally 4:00 p.m. Eastern time). Certain financial
                                                   intermediaries, however, may require submission of orders
                                                   prior to that time. Any redemption request placed after
                                                   that time will be priced at the net asset value at the
                                                   close of business on the next business day.

                                                   Securities dealers or other financial intermediaries,
                                                   including Merrill Lynch, may charge a fee to process a
                                                   redemption of shares. Merrill Lynch currently charges a
                                                   fee of $5.35. No processing fee is charged if you redeem
                                                   shares directly through the Transfer Agent.

                                                   The Fund may reject an order to sell shares under certain
                                                   circumstances.
                      ----------------------------------------------------------------------------------------
                        Sell through the           You may sell shares held at the Transfer Agent by writing
                        Transfer Agent             to the Transfer Agent at the address on the inside back
                                                   cover of this prospectus. All shareholders on the account
                                                   must sign the letter. A signature guarantee will generally be required but may be waived in certain limited
                                                   circumstances. You can obtain a signature guarantee from a bank, securities dealer, securities broker, credit union,
                                                   savings association, national securities exchange or
                                                   registered securities association. A notary public seal
                                                   will not be acceptable. If you hold stock certificates,
                                                   return the certificates with the letter. The Transfer
                                                   Agent will normally mail redemption proceeds within seven
                                                   days following receipt of a properly completed request.
                                                   If you make a redemption request before the Fund has
                                                   collected payment for the purchase of shares, the Fund or
                                                   the Transfer Agent may delay mailing your proceeds. This
                                                   delay will usually not exceed ten days.

                                                   You may also sell shares held at the Transfer Agent by
                                                   telephone request if the amount being sold is less than
                                                   $50,000 and if certain other conditions are met. Contact
                                                   the Transfer Agent at 1-800-MER-FUND for details.
--------------------------------------------------------------------------------------------------------------
Sell Shares             Participate in the         You can choose to receive systematic payments from your
Systematically          Fund's Systematic          Fund account either by check or through direct deposit to
                        Withdrawal Plan            your bank account on a monthly or quarterly basis. If you
                                                   hold your Fund shares in a Merrill Lynch CMA(R)or CBA(R)
                                                   Account you can arrange for systematic redemptions of a
                                                   fixed dollar amount on a monthly, bi-monthly, quarterly,
                                                   semi-annual or annual basis, subject to certain
                                                   conditions. Under either method you must have dividends
                                                   automatically reinvested. For Class B and Class C shares
                                                   your total annual withdrawals cannot be more than 10% per
                                                   year of the value of your shares at the time your plan is
                                                   established. The deferred sales charge is waived for
                                                   systematic redemptions. Ask your Merrill Lynch Financial
                                                   Advisor or other financial intermediary for details.
--------------------------------------------------------------------------------------------------------------

22                 MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

If You Want to          Your Choices                Information Important for You to Know
----------------------------------------------------------------------------------------------------------------
Exchange Your Shares    Select the fund into        You can exchange your shares of the Fund for shares of
                        which you want to           many other Merrill Lynch mutual funds. You must have held
                        exchange. Be sure to        the shares used in the exchange for at least 15 calendar
                        read that fund's            days before you can exchange to another fund.
                        prospectus

                                                    Each class of Fund shares is generally exchangeable for
                                                    shares of the same class of another fund. If you own Class A shares and wish to exchange into a fund in which you have no
                                                    Class A shares (and are not eligible to purchase Class A
                                                    shares), you will exchange into Class D shares.

                                                    Some of the Merrill Lynch mutual funds impose a different
                                                    initial or deferred sales charge schedule. If you exchange
                                                    Class A or Class D shares for shares of a fund with a
                                                    higher initial sales charge than you originally paid, you
                                                    will be charged the difference at the time of exchange. If you exchange Class B shares for shares of a fund with a
                                                    different deferred sales charge schedule, the higher
                                                    schedule will generally apply. The time you hold Class B or
                                                    Class C shares in both funds will count when determining your holding period for calculating a deferred sales charge at
                                                    redemption. If you exchange Class A or Class D shares for
                                                    money market fund shares, you will receive Class A shares of
                                                    Summit Cash Reserves Fund. Class B or Class C shares of the
                                                    Fund will be exchanged for Class B shares of Summit.

                                                    To exercise the exchange privilege contact your Merrill Lynch
                                                    Advisor or other financial intermediary or call the Transfer
                                                    Agent at 1-800-MER-FUND.

                                                    Although there is currently no limit on the number of exchanges that you can make, the exchange privilege may be modified or terminated at any time in the future.
-------------------------------------------------------------------------------------------------------------------

Short-term or excessive trading into and out of the Fund may harm performance by disrupting portfolio management strategies and by increasing expenses. Accordingly, the Fund may reject any purchase orders, including exchanges, particularly from market timers or investors who, in Fund management's opinion, have a pattern of short-term or excessive trading or whose trading has been or may be disruptive to the Fund. For these purposes, Fund management may consider an investor's trading history in that Fund or other Merrill Lynch funds, and accounts under common ownership or control.

                MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 23

[ICON]  Your Account

Net Asset Value -- the market value of the Fund's total assets after deducting liabilities, divided by the number of shares outstanding.

HOW SHARES ARE PRICED
--------------------------------------------------------------------------------

When you buy shares, you pay the net asset value, plus any applicable sales charge. This is the offering price. Shares are also redeemed at their net asset value, minus any applicable deferred sales charge. The Fund calculates its net asset value (generally by using market quotations) each day the New York Stock Exchange is open, as of the close of business on the Exchange based on prices at the time of closing. The Exchange generally closes at 4:00 p.m. Eastern time. The net asset value used in determining your share price is the next one calculated after your purchase or redemption order is placed.

The Fund may accept orders from certain authorized financial intermediaries or their designees. The Fund will be deemed to receive an order when accepted by the financial intermediary or designee and the order will receive the net asset value next computed by the Fund after such acceptance. If the payment for a purchase order is not made by a designated later time, the order will be canceled and the financial intermediary could be held liable for any losses.

Generally, Class A shares will have the highest net asset value because that class has the lowest expenses, and Class D shares will have a higher net asset value than Class B or Class C shares. Class B shares will have a higher net asset value than Class C shares because Class B shares have lower distribution expenses than Class C shares. Also dividends paid on Class A and Class D shares will generally be higher than dividends paid on Class B and Class C shares because Class A and Class D shares have lower expenses.


PARTICIPATION IN FEE-BASED PROGRAMS
--------------------------------------------------------------------------------

If you participate in certain fee-based programs offered by Merrill Lynch or other financial intermediaries, you may be able to buy Class A shares at net asset value, including by exchanges from other share classes. Sales charges on the shares being exchanged may be reduced or waived under certain circumstances.

You generally cannot transfer shares held through a fee-based program into another account. Instead, you will have to redeem your shares held through the program and purchase shares of another class, which may be subject to distribution and account maintenance fees. This may be a taxable event and you will pay any applicable sales charges.

24                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

Dividends -- exempt interest, ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Fund shares as they are paid.

If you leave one of these programs, your shares may be redeemed or automatically exchanged into another class of Fund shares or into a money market fund. The class you receive may be the class you originally owned when you entered the program, or in certain cases, a different class. If the exchange is into Class B shares, the period before conversion to Class D shares may be modified. Any redemption or exchange will be at net asset value. However, if you participate in the program for less than a specified period, you may be charged a fee in accordance with the terms of the program.

Details about these features and the relevant charges are included in the client agreement for each fee-based program and are available from your Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary.

DIVIDENDS AND TAXES
--------------------------------------------------------------------------------

The Fund will distribute net investment income monthly and net realized capital gains at least annually. The Fund may also pay a special distribution at the end of the calendar year to comply with Federal tax requirements. If you would like to receive dividends in cash, contact your Merrill Lynch Financial Advisor, selected securities dealer, other financial intermediary or the Transfer Agent.

To the extent that the dividends distributed by the Fund are from municipal bond interest income, they are exempt from Federal income tax but may be subject to state or local income tax. Certain investors may be subject to a Federal alternative minimum tax on dividends received from the Fund. To the extent that the exempt-interest dividends distributed by the Fund are derived from Connecticut municipal bond interest income, they are also exempt from the Connecticut personal income tax on individuals, trusts and estates and are exempt from the net Connecticut minimum tax imposed on investors subject to the Connecticut personal income tax who are required to pay the Federal alternative minimum tax. Interest income distributed from other investments will produce taxable dividends. Capital gain dividends will be subject to Federal tax, but for Connecticut personal income tax purposes are not taxed at all to the extent they are derived from Connecticut municipal bonds issued by governmental entities located in Connecticut in the case of investors who hold their Fund shares as capital assets. If you are subject to

                MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 25

[ICON]  Your Account

"BUYING A DIVIDEND"

You may want to avoid buying shares shortly before the Fund pays a dividend, although the impact on you will be significantly less than if you were invested in a fund paying fully taxable dividends. The reason? If you buy shares when a fund has realized but not yet distributed taxable ordinary income (if any) or capital gains, you will pay the full price for the shares and then receive a portion of the price back in the form of a taxable dividend. Before investing you may want to consult your tax adviser.

income tax in a state other than Connecticut, the dividends derived from Connecticut municipal bonds will generally not be exempt from income tax in that state.

Generally, within 60 days after the end of the Fund's taxable year, you will be informed of the amount of exempt-interest dividends, ordinary income dividends and capital gain dividends you received that year. Capital gain dividends are taxable to you for Federal income tax purposes as long term capital gains, regardless of how long you have held your shares. The tax treatment of dividends from the Fund is the same whether you choose to receive dividends in cash or to have them reinvested in shares of the Fund.

By law, your dividends and redemption proceeds will be subject to a withholding tax if you have not provided a taxpayer identification number or social security number or if the number you have provided is incorrect.

If you redeem Fund shares or exchange them for shares of another fund, you generally will be treated as having sold your shares and any gain on the transaction may be subject to tax. For Federal income tax purposes, long term capital gains are generally taxed at more favorable rates than ordinary income dividends.

This section summarizes some of the consequences of an investment in the Fund by individual investors under current Federal and Connecticut tax laws. It is not a substitute for personal tax advice. You should consult your personal tax adviser about the potential tax consequences to you of an investment in the Fund under all applicable tax laws.

26                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

Management of the Fund  [ICON]

FUND ASSET MANAGEMENT
--------------------------------------------------------------------------------

Fund Asset Management, the Fund's Manager, manages the Fund's investments and its business operations under the overall supervision of the Trust's Board of Trustees. The Manager has the responsibility for making all investment decisions for the Fund. The Fund pays the Manager a fee at the annual rate of 0.55% of the average daily net assets of the Fund for the first $500 million; 0.525% of the average daily net assets from $500 million to $1 billion; and 0.50% of the average daily net assets above $1 billion. For the fiscal year ended July 31, 2001, the fee payable to the Manager from the Fund was equal to 0.55% of the Fund's average daily net assets, but the Manager voluntarily waived a portion of the management fee due for the fiscal year.

Fund Asset Management was organized as an investment adviser in 1977 and offers investment advisory services to more than 50 registered investment companies. Fund Asset Management and its affiliates, had approximately $506 billion in investment company and other portfolio assets under management as of September 2001.

                MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 27

[ICON]  Management of the Fund

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

The Financial Highlights table is intended to help you understand the Fund's financial performance for the periods shown. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends). The information has been audited by Deloitte & Touche LLP, whose report, along with the Fund's financial statements, is included in the Fund's Annual Report, which is available upon request.

                                                           Class A                                    Class B
                                        --------------------------------------------  -------------------------------------------
                                                  For the Year Ended July 31,                For the Year Ended July 31,
                                        --------------------------------------------  --------------------------------------------
  Increase (Decrease) in
  Net Asset Value:                     2001       2000        1999        1998      1997        2001          2000          1999
-----------------------------------------------------------------------------------------------------------------------------------
Per Share Operating Performance:
-----------------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of
year                                $  10.21    $  10.53    $  10.79    $ 10.68    $ 10.29    $  10.21       $  10.53     $  10.79
-----------------------------------------------------------------------------------------------------------------------------------
Investment income -- net                 .50         .50         .48        .52        .56         .45            .45          .43
-----------------------------------------------------------------------------------------------------------------------------------
Realized and unrealized gain
(loss) on investments -- net             .43        (.32)       (.21)       .11        .39         .43           (.32)        (.21)
-----------------------------------------------------------------------------------------------------------------------------------
Total from investment operations         .93         .18         .27        .63        .95         .88            .13          .22
-----------------------------------------------------------------------------------------------------------------------------------
 Less dividends and
distributions:
-----------------------------------------------------------------------------------------------------------------------------------
 Investment income -- net               (.50)       (.50)       (.48)      (.52)      (.56)       (.45)          (.45)        (.43)
-----------------------------------------------------------------------------------------------------------------------------------
  In excess of realized gain
  investments -- net                      --          --+       (.05)        --         --          --             --+        (.05)
-----------------------------------------------------------------------------------------------------------------------------------
Total dividends and distributions       (.50)       (.50)       (.53)      (.52)      (.56)       (.45)          (.45)        (.48)
-----------------------------------------------------------------------------------------------------------------------------------
Net asset value, end of year        $  10.64    $  10.21    $  10.53    $ 10.79    $ 10.68    $  10.64       $  10.21     $  10.53
-----------------------------------------------------------------------------------------------------------------------------------
Total Investment Return:*
-----------------------------------------------------------------------------------------------------------------------------------
Based on net asset value per share      9.32%       1.96%       2.50%      6.00%      9.51%       8.77%          1.45%        1.99%
-----------------------------------------------------------------------------------------------------------------------------------
Ratios to Average Net Assets:
-----------------------------------------------------------------------------------------------------------------------------------
Expenses, net of reimbursement           .87%        .77%        .84%       .77%       .52%       1.38%          1.27%        1.35%
-----------------------------------------------------------------------------------------------------------------------------------
Expenses                                 .97%        .87%        .94%       .89%       .92%       1.48%          1.37%        1.45%
-----------------------------------------------------------------------------------------------------------------------------------
Investment income -- net                4.80%       4.98%       4.43%      4.79%      5.38%       4.29%          4.48%        3.93
-----------------------------------------------------------------------------------------------------------------------------------
Supplemental Data:
Net assets, end of year (in
thousands)                          $  6,951    $  6,905    $  9,013    $ 8,855    $ 8,380    $ 41,669       $ 34,989     $ 41,835
-----------------------------------------------------------------------------------------------------------------------------------
Portfolio turnover                     57.42%      85.68%      47.62%     53.99%     32.46%      57.42%         85.68%       47.62%
-----------------------------------------------------------------------------------------------------------------------------------

                                                     Class B
                                     ---------------------------------------
                                            For the Year Ended July 31,
                                     ---------------------------------------
  Increase (Decrease) in
  Net Asset Value:                            1998           1997
----------------------------------------------------------------------------
Per Share Operating Performance:
----------------------------------------------------------------------------
Net asset value, beginning of year          $  10.68       $  10.29
----------------------------------------------------------------------------
Investment income -- net                         .46            .51
----------------------------------------------------------------------------
Realized and unrealized gain
(loss) on investments -- net                     .11            .39
----------------------------------------------------------------------------
Total from investment operations                 .57            .90
----------------------------------------------------------------------------
 Less dividends and distributions:
----------------------------------------------------------------------------
 Investment income -- net                       (.46)          (.51)
----------------------------------------------------------------------------
  In excess of realized gain
  investments -- net                              --             --
----------------------------------------------------------------------------
Total dividends and distributions               (.46)          (.51)
----------------------------------------------------------------------------
Net asset value, end of year                $  10.79       $  10.68
----------------------------------------------------------------------------
Total Investment Return:*
----------------------------------------------------------------------------
Based on net asset value per share              5.47%          8.96%
----------------------------------------------------------------------------
Ratios to Average Net Assets:
----------------------------------------------------------------------------
Expenses, net of reimbursement                  1.27%          1.02%
----------------------------------------------------------------------------
Expenses                                        1.40%          1.43%
----------------------------------------------------------------------------
Investment income -- net                        4.28%          4.87%
----------------------------------------------------------------------------
Supplemental Data:
----------------------------------------------------------------------------
Net assets, end of year (in thousands)      $ 41,964       $ 35,563
----------------------------------------------------------------------------
Portfolio turnover                            53.99%          32.46%
----------------------------------------------------------------------------

+    Amount is less than $.01 per share.

*    Total investment returns exclude the effects of sales charges.

28                 MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

FINANCIAL HIGHLIGHTS (concluded)
--------------------------------------------------------------------------------

                                                                      Class C
                                        -------------------------------------------------------------------
                                                            For the Year Ended July 31,
                                        -------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
Increase (Decrease in
Net Asset Value:                             2001          2000          1999          1998          1997
-----------------------------------------------------------------------------------------------------------
Per Share Operating Performance:
-----------------------------------------------------------------------------------------------------------
Net asset value, beginning of year      $   10.22       $ 10.53     $   10.80     $   10.69     $   10.30
-----------------------------------------------------------------------------------------------------------
Investment income -- net                      .44           .44           .41           .45           .50
-----------------------------------------------------------------------------------------------------------
Realized and unrealized gain
(loss) on investments -- net                  .42          (.31)         (.22)          .11           .39
-----------------------------------------------------------------------------------------------------------
Total from investment operations              .86           .13           .19           .56           .89
-----------------------------------------------------------------------------------------------------------
Less dividends and distributions:
-----------------------------------------------------------------------------------------------------------
  Investment income -- net                   (.44)         (.44)         (.41)         (.45)         (.50)
-----------------------------------------------------------------------------------------------------------
  In excess of realized gain on
  investments -- net                           --            --+         (.05)           --            --
-----------------------------------------------------------------------------------------------------------
Total dividends and distributions            (.44)         (.44)         (.46)         (.45)         (.50)
-----------------------------------------------------------------------------------------------------------
Net asset value, end of year            $   10.64       $ 10.22     $   10.53     $   10.80     $   10.69
-----------------------------------------------------------------------------------------------------------
Total Investment Return:*
-----------------------------------------------------------------------------------------------------------
Based on net asset value per share           8.56%         1.45%         1.79%         5.36%         8.84%
-----------------------------------------------------------------------------------------------------------
Ratios to Average Net Assets:
-----------------------------------------------------------------------------------------------------------
Expenses, net of reimbursement               1.47%         1.37%         1.45%         1.37%         1.12%
-----------------------------------------------------------------------------------------------------------
Expenses                                     1.57%         1.47%         1.55%         1.50%         1.53%
-----------------------------------------------------------------------------------------------------------
Investment income -- net                     4.20%         4.38%         3.82%         4.17%         4.77%
-----------------------------------------------------------------------------------------------------------
Supplemental Data:
-----------------------------------------------------------------------------------------------------------
Net assets, end of year (in thousands   $   5,690       $ 5,085     $   6,837     $   4,399     $   2,016
-----------------------------------------------------------------------------------------------------------
Portfolio turnover                          57.42%        85.68%        47.62%        53.99%        32.46%
-----------------------------------------------------------------------------------------------------------

                                                                      Class D
                                          -------------------------------------------------------------------
                                                              For the Year Ended July 31,
                                          -------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Increase (Decrease in
Net Asset Value:                               2001          2000          1999          1998          1997
-------------------------------------------------------------------------------------------------------------
Per Share Operating Performance:
-------------------------------------------------------------------------------------------------------------
Net asset value, beginning of year        $   10.21     $   10.53     $   10.79     $   10.68     $   10.29
-------------------------------------------------------------------------------------------------------------
Investment income -- net                        .49           .49           .47           .51           .55
-------------------------------------------------------------------------------------------------------------
Realized and unrealized gain
(loss) on investments -- net                    .43          (.32)         (.21)          .11           .39
-------------------------------------------------------------------------------------------------------------
Total from investment operations                .92           .17           .26           .62           .94
-------------------------------------------------------------------------------------------------------------
Less dividends and distributions:
-------------------------------------------------------------------------------------------------------------
  Investment income -- net                     (.49)         (.49)         (.47)         (.51)         (.55)
-------------------------------------------------------------------------------------------------------------
  In excess of realized gain on
  investments -- net                             --            --+         (.05)           --            --
-------------------------------------------------------------------------------------------------------------
Total dividends and distributions              (.49)         (.49)         (.52)         (.51)         (.55)
-------------------------------------------------------------------------------------------------------------
Net asset value, end of year              $   10.64     $   10.21     $   10.53     $   10.79     $   10.68
-------------------------------------------------------------------------------------------------------------
Total Investment Return:*
-------------------------------------------------------------------------------------------------------------
Based on net asset value per share             9.21%         1.86%         2.40%         5.90%         9.40%
-------------------------------------------------------------------------------------------------------------
Ratios to Average Net Assets:
-------------------------------------------------------------------------------------------------------------
Expenses, net of reimbursement                  .97%          .87%          .95%          .87%          .62%
-------------------------------------------------------------------------------------------------------------
Expenses                                       1.07%          .97%         1.05%          .99%         1.03%
-------------------------------------------------------------------------------------------------------------
Investment income -- net                       4.71%         4.88%         4.32%         4.67%         5.27%
-------------------------------------------------------------------------------------------------------------
Supplemental Data:
-------------------------------------------------------------------------------------------------------------
Net assets, end of year (in thousands     $   5,778     $   5,723     $   7,182     $   4,634     $   3,440
-------------------------------------------------------------------------------------------------------------
Portfolio turnover                            57.42%        85.68%        47.62%        53.99%        32.46%
-------------------------------------------------------------------------------------------------------------

+  Amount is less than $.01 per share.
*  Total investment returns exclude the effects of sales charges.

                MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND                 29

                                    POTENTIAL
                                    INVESTORS
               [1]                                           [2]
                          Open an account (two options)
          MERRILL LYNCH
        FINANCIAL ADVISOR                               TRANSFER AGENT
      OR SECURITIES DEALER
                                                  Financial Data Services, Inc.
Advises shareholders on their Fund
           investments.                              ADMINISTRATIVE OFFICES
                                                    4800 Deer Lake Drive East
                                                Jacksonville, Florida 32246-6484

                                                          MAILING ADDRESS
                                                          P.O. Box 45289
                                                       Jacksonville, Florida
                                                           32232-5289

                                            Performs recordkeeping and reporting
                                                        services.
                                   DISTRIBUTOR

                             FAM Distributors, Inc.
                                  P.O. Box 9081
                              Princeton, New Jersey
                                   08543-9081

                          Arranges for the sale of Fund
                                     shares.

           COUNSEL                        THE FUND              CUSTODIAN

      Sidley Austin Brown           The Board of Trustees    State Street Bank
          & Wood LLP                  oversees the Fund.     and Trust Company
       875 Third Avenue                                        P.O. Box 351
   New York, New York 10022                               Boston, Massachusetts
                                                                  02101

Provides legal advice to the Fund.                          Holds the Fund's
                                                         assets for safekeeping.

   INDEPENDENT AUDITORS
                                    ACCOUNTING                MANAGER
  Deloitte & Touche LLP         SERVICES PROVIDER
Two World Financial Center                           Fund Asset Management, L.P.
 New York, New York 10281      State Street Bank
                               and Trust Company         ADMINISTRATIVE OFFICES
   Audits the financial       500 College Road East      800 Scudders Mill Road
    statements of the       Princeton, New Jersey 08540  Plainsboro, New Jersey
    Fund on behalf of                                              08536
    the shareholders.
                             Provides certain accounting     MAILING ADDRESS
                                services to the Fund.          P.O. Box 9011
                                                          Princeton, New Jersey
                                                                08543-9011

                                                             TELEPHONE NUMBER
                                                              1-800-MER-FUND

                                                            Manages the Fund's
                                                          day-to-day activities.

                  MERRILL LYNCH CONNECTICUT MUNICIPAL BOND FUND

For More Information   [ICON]

Shareholder Reports

Additional information about the Fund's investments is available in the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year. You may obtain these reports at no cost by calling 1-800-MER-FUND.

The Fund will send you one copy of each shareholder report and certain other mailings, regardless of the number of Fund accounts you have. To receive separate shareholder reports for each account, call your Merrill Lynch Financial Advisor or other financial intermediary or write to the Transfer Agent at its mailing address. Include your name, address, tax identification number and Merrill Lynch brokerage or mutual fund account number. If you have any questions, please call your Merrill Lynch Financial Advisor or other financial intermediary or the Transfer Agent at 1-800-MER-FUND.

Statement of Additional Information

The Fund's Statement of Additional Information contains further information about the Fund and is incorporated by reference (legally considered to be part of this Prospectus). You may request a free copy by writing the Fund at Financial Data Services, Inc., P.O. Box 45289, Jacksonville, Florida 32232-5289 or by calling 1-800-MER-FUND.

Contact your Merrill Lynch Financial Advisor or other financial intermediary or contact the Fund at the telephone number or address indicated above if you have any questions.

Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Call 1-202-942-8090 for information on the operation of the public reference room. This information is also available on the SEC's Internet site at http://www.sec.gov and copies may be obtained upon payment of a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-0102.

You should rely only on the information contained in this Prospectus. No one is authorized to provide you with information that is different from information contained in this Prospectus.

Investment Company Act file #811-4375 Code #18110-11-01 (C) Fund Asset Management, L.P.

                                   Prospectus
                                                        [LOGO]   Merrill Lynch

                                                             Investment Managers
Merrill Lynch Connecticut
Municipal Bond Fund
of Merrill Lynch Multi-State
Municipal Series Trust
                                                               November 14, 2001